LKA and Premier Gold Mines Execute Letter of Intent to Conduct Golden Wonder Exploration

GIG HARBOR, Wash.--(BUSINESS WIRE)-- LKA International, Inc. (OTCQB:) and Premier Gold Mines, Ltd. (PG:TSX) have entered into a Letter of Intent to jointly conduct exploration at LKA’s Golden Wonder mine located near Lake City, Colorado.  Under the terms of the arrangement, Premier will design and manage a $2 million, LKA funded, Phase I exploration program over a period not to exceed two years from commencement of field operations. Upon completion of Phase I, Premier will be entitled, but not obligated, to enter into a joint venture agreement with LKA and earn up to a 60% interest in the Golden Wonder by spending $15 million in mine exploration and development over an additional six-year period. Premier may accelerate the earn-in period at its option. If Premier elects to fund exploration beyond Phase I, it will be required to make certain payments (cash and stock) and reimbursements to LKA as part of its initial earn-in obligation.

LKA and Premier will agree to exploration objectives and budgets prior to commencement of Phase I operations, and Premier will be entitled to receive management fees for project supervision. LKA expects to engage certain investment banking sources, with Premier’s assistance, to fund the new program which is expected to commence shortly thereafter. A complete version of the LKA-Premier Letter of Intent will be filed with the Securities and Exchange Commission on Form 8-K and may be obtained on the SEC’s website at www.sec.gov.

About Premier Gold Mines Limited

Premier Gold Mines is one of North America's leading exploration companies with a high-quality pipeline of projects focused in proven, safe and accessible mining jurisdictions in Canada and the United States. The Company's portfolio includes significant assets in world class gold mining districts such as Red Lake, Musselwhite and Geraldton in Ontario and the Carlin Trend in Nevada. Premier has a current market capitalization of more than $550 million.

About LKA and the Golden Wonder Mine

From 1998 through the second quarter of 2006, the Golden Wonder mine produced over 133,701 ounces (82% of which came during the period of 2002-2006) from ore with an average grade of 16.01 ozs. gold per ton. Upon resuming operations (exploration) in the first quarter of 2009, LKA has focused its efforts on extending the mine’s previous production zones. As part of the exploration program eleven bulk ore samples containing more than 1,500 ounces of gold have been shipped and sold to Teck, Yukon-Nevada & Kinross. The ore grades of these shipments have exceeded 1.52 oz. (43.1 grams) gold per dry weight ton. Total gold production since LKA acquired the property in 1982 has exceeded 137,715 ounces with an average ore grade of 13.56 oz. (384.4 grams) gold per ton. Historically, the high-grade nature of Golden Wonder ore has allowed for

“direct shipment” with no milling or concentrating required. Investors are cautioned that a commercially viable ore reserve has yet to be established and there can be no guarantee that one will be.

Safe Harbor Statement

LKA’s plans to resume/expand Golden Wonder production are subject to a number of conditions including, but not limited to, favorable geology, successful exploration efforts, favorable financing terms/availability, permits, gold prices, market conditions, etc. Mining and related activities are inherently high-risk endeavors and there can be no assurance that LKA will be successful. This press release contains certain forward-looking statements. Statements contained in this press release that are not purely historical are considered forward-looking. When used in this press release, the words “plan”, “target”, "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding LKA International, Inc.’s future plans for exploration and/or production, future expenses and costs, future liquidity and capital resources, and estimates of ore, ore grades and mineralized material. All forward-looking statements in this press release are based upon information available to LKA International, Inc. on the date of this press release and the Company assumes no obligation to update any such statements. Forward-looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate. The Company's actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the Company’s reports filed with the Securities and Exchange Commission.

Contact:

Jonathan Barkman

Riverview Capital

(866) 845-0105

jbarkman@riverviewcapitalent.com